As filed with the Securities and Exchange Commission on May 20, 1998
                                                     Registration No. 33-91584

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      ------------------------------------


                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      ------------------------------------

                          ARONEX PHARMACEUTICALS, INC.
             (Exact name of Registrant as specified in its charter)


               Delaware                                 76-0196535
    (State or other jurisdiction of      (I.R.S. Employer Identification Number)
     incorporation or organization)

                      ------------------------------------


                          8707 Technology Forest Place
                           The Woodlands, Texas 77381
                                 (281) 367-1666
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Terance A. Murnane
                                   Controller
                          8707 Technology Forest Place
                           The Woodlands, Texas 77381
                                 (281) 367-1666
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                      ------------------------------------

                                   Copies to:
                             Andrews & Kurth L.L.P.
                        2170 Buckthorne Place, Suite 150
                           The Woodlands, Texas 77380
                              Jeffrey L. Wade, Esq.
                                 (713) 220-4801
                      ------------------------------------


         APPROPRIATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box: /_/

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|_________


         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


================================================================================

PROSPECTUS

                         [ARONEX PHARMACEUTICALS, INC.]


                               3,193,000 Shares of
                                  Common Stock
                       Issuable Upon Exercise of Warrants

         Aronex   Pharmaceuticals,   Inc.,  a  Delaware   corporation   ("Aronex
Pharmaceuticals" or the "Company") is offering up to 3,220,000 shares (the "Shares") of its Common Stock, par value $0.001 per share ("Common Stock"), issuable upon the exercise of outstanding warrants to purchase Common Stock ("Warrants"). The Common Stock is quoted on the Nasdaq National Market under the trading symbol "ARNX". On May 15, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $4-11/16 per share.

         Each Warrant entitles the holder thereof to purchase a specified number of shares of Common Stock (as adjusted to give effect to a one-for-two reverse split of the Common Stock that was effected on July 1, 1996) and is subject to a Series A Exercise, Series B Exercise and a Series C Exercise. Subject to certain exceptions, holders of Warrants were required to complete the Series A Exercise, in whole but not in part, prior to December 28, 1995 (January 2, 1996 after allowance of a five day grace period) to retain any right to make subsequent exercises under the Warrant. Holders of Warrants who completed the Series A Exercise prior to the applicable deadline have the right to make the Series B Exercise at any time prior to June 11, 1998, in whole but not in part, at an effective exercise price of $8.00 per share. Holders of Warrants who complete the Series B Exercise prior to June 11, 1998 retain the right to make the Series C Exercise at any time prior to December 11, 1999, in whole but not in part, at an effective exercise price of $12.00 per share of Common Stock. Holders of Warrants who do not complete the Series B Exercise prior to June 11, 1998 forfeit any right to make the Series C Exercise under the Warrant. Aronex Pharmaceuticals has the right, at its option, to convert a Series B or Series C Exercise into a "cashless" exercise based on the value of a Series B or Series C Exercise (equal to the fair market value per share of the Common Stock less the exercise price per share) divided by the market price of the Common Stock at the time of exercise. Prior to the purchase of Common Stock upon the exercise of a Warrant, the holder of a Warrant will have none of the rights or privileges of a stockholder of the Company.

         The number of Shares and the exercise prices of the Series B and Series C Exercise give effect to a one-for-two reverse split of the Common Stock that was effected on July 1, 1996.

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 5 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                      ------------------------------------



                  The date of this Prospectus is May 20, 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed with the SEC are available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the SEC's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The SEC maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. In addition, such materials and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, DC 20006.

         The  Company  has  filed  with the SEC a  registration  statement  (the
"Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-4 (Reg. No. 33-91584), as amended by a post-effective amendment on Form S-3, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement and any amendments thereto, including exhibits filed or incorporated by reference as a part thereof, are available for inspection and copying at the SEC's offices as described above.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents, which have been filed by the Company with the SEC, are incorporated by reference into this Prospectus:

         1. The Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

         2. The Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998; and

         3. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed April 23, 1992, including any amendments and reports filed for the purpose of updating such description.

         All reports and documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS

PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). SUCH REQUESTS FOR DOCUMENTS SHOULD BE DIRECTED TO ARONEX PHARMACEUTICALS, INC., 8707 TECHNOLOGY FOREST PLACE, THE WOODLANDS, TEXAS 77381, ATTENTION: INVESTOR RELATIONS, TELEPHONE NUMBER (713) 367-1666.

         No person is authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any of the securities offered by this Prospectus, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Prospectus nor any distribution of the securities offered hereby shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since the date hereof.





                  --------------------------------------------

                                   THE COMPANY

         THE FOLLOWING IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS, AND BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING NOTES THERETO, INCLUDED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 AND IN SUBSEQUENT REPORTS FILED PURSUANT TO SECTION 13 OR 15(D) OF THE EXCHANGE ACT, WHICH ARE INCORPORATED BY REFERENCE HEREIN. THIS PROSPECTUS AND THE REPORTS INCORPORATED BY REFERENCE HEREIN CONTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). SUCH STATEMENTS REFLECT THE COMPANY'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND FINANCIAL PERFORMANCE AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT COULD CAUSE ACTUAL RESULTS TO VARY MATERIALLY FROM THOSE REFLECTED IN SUCH STATEMENTS, INCLUDING THOSE DISCUSSED IN "RISK FACTORS" COMMENCING ON PAGE 5.

         Aronex   Pharmaceuticals,   Inc.  ("Aronex   Pharmaceuticals"   or  the
"Company") is an emerging biopharmaceutical company engaged in the identification and development of proprietary innovative medicines to treat cancer and infectious diseases. The Company's strategy is to identify and develop medicines based upon either refinements of proven therapies or novel mechanisms of action against specific disease targets. The Company has a portfolio of clinical products that it believes provides a balanced development and commercialization risk profile. The Company believes its focus on medicines for cancer and infectious diseases for which current therapy is inadequate will provide synergies in development and product marketing and will facilitate expedited commercialization of its products.

         Aronex Pharmaceuticals currently has four products in various stages of ongoing clinical development. In addition, the Company has proprietary technologies in drug formulation and drug delivery. The Company's four products in clinical development are (i) NYOTRAN(TM) for the treatment of systemic fungal infections, (ii) ATRAGEN(R) for the treatment of cancer, (iii) Annamycin for the treatment of cancers with acquired resistance and (iv) Zintevir(TM) for the treatment of human immunodeficiency virus ("HIV") infection.

         The Company has strategic alliances and collaboration arrangements with leading corporations and academic institutions, including alliances with Boehringer Mannheim GmbH ("Boehringer Mannheim"), Genzyme Corporation ("Genzyme"), and Grupo Ferrer Internacional, S.A. ("Ferrer") and a collaboration with The University of Texas M.D. Anderson Cancer Center ("MD Anderson").

         Aronex Pharmaceuticals was incorporated in 1986 as Argus Pharmaceuticals, Inc. ("Argus"), and acquired Oncologix, Inc. ("Oncologix") and Triplex Pharmaceutical Corporation ("Triplex") through a three-way merger (the "Mergers") in September 1995, at which time Argus changed its name to Aronex Pharmaceuticals, Inc. The merger of these three complementary companies established an integrated company with the following characteristics: (i) a clear therapeutic focus in cancer and infectious diseases; (ii) a well-defined and diverse portfolio of products at various stages of clinical development;
(iii) technologies in drug formulation and delivery; (iv) a diverse group of corporate partners and academic affiliations; and (v) an experienced team of biopharmaceutical personnel who possess the ability to identify and develop novel products, design and implement complex clinical trials, manage regulatory issues, develop manufacturing processes and implement the commercialization of products. Unless the context otherwise requires, references in this report to "Aronex Pharmaceuticals" and the "Company" refer to Aronex Pharmaceuticals and its subsidiaries.

         The Company's corporate headquarters is located at 8707 Technology Forest Place, The Woodlands, Texas 77381-1191, and its telephone number is (281) 367-1666.

                                  RISK FACTORS

         IN EVALUATING THE COMPANY AND ITS BUSINESS, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, TOGETHER WITH THE INFORMATION AND FINANCIAL DATA SET FORTH IN THE REPORTS AND DOCUMENTS INCORPORATED BY REFERENCE HEREIN, PRIOR TO PURCHASING ANY SHARES OF COMMON STOCK OFFERED HEREBY.

         Early Stage of Development; History of Operating Losses; Anticipation of Future Losses. The Company is a development stage company. It has generated no revenues from product sales, and it does not expect to generate revenue from product sales for several years. As of December 31, 1997, the Company's accumulated deficit was $69.2 million. To date, the Company has dedicated most of its financial resources to the research and development of products, general and administrative expenses, and the prosecution of patents and patent applications. The Company expects to incur significant and increasing operating losses for at least the next several years, primarily due to the expansion of its research and development programs, including preclinical studies and clinical trials, and costs associated with the commercialization of its products if regulatory approvals are received. The Company's ability to achieve profitability will depend, among other things, on successfully completing development of its products, obtaining regulatory approvals, establishing manufacturing, sales and marketing capabilities or collaborative arrangements, and raising sufficient funds to finance its activities. There can be no assurance that the Company will be able to achieve profitability or that profitability, if achieved, can be sustained.

         Future Capital Needs; Uncertainty of Additional Funding. The Company has experienced negative cash flows from operations since its inception and has funded its activities to date primarily from equity financings. The Company has expended, and will continue to require, substantial funds to continue research and development, including preclinical studies and clinical trials of its products, and to commence sales and marketing efforts if U.S. Food and Drug Administration ("FDA") and other regulatory approvals are obtained. The Company expects that its existing capital resources, will be sufficient to fund its capital requirements through mid-1999. Thereafter, the Company will need to raise substantial additional capital to fund its operations. The Company's independent public accountants have informed the Company that if, at the time of their audit of the financial statements for the year ending December 31, 1998, the Company's available capital resources are anticipated not to be adequate to fund its operations through December 31, 1999, their report on those financial statements will include an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern or, if there is a material uncertainty whether those resources will be adequate to fund its operations for a reasonable period of time beyond December 31, 1999 will include an emphasis of a matter paragraph concerning the Company's need to obtain additional financing in order to complete research and development and other activities necessary to commercialize its products. The Company's capital requirements will depend on many factors, including the problems, delays, expenses and complications frequently encountered by development stage companies; the progress of the Company's research, development and clinical trial programs; the Company's ability to satisfy the extent and terms of any future collaborative research, manufacturing, marketing or other funding arrangements; the costs and timing of seeking regulatory approvals of the Company's products; the Company's ability to obtain regulatory approvals; the success of the Company's sales and marketing programs; costs of filing, prosecuting and defending and enforcing any patent claims and other intellectual property rights; and changes in economic, regulatory or competitive conditions of the Company's planned business. Estimates about the adequacy of funding for the Company's activities are based on certain assumptions, including the assumption that testing and regulatory procedures relating to the Company's products can be conducted at projected costs. There can be no assurance that changes in the Company's research and development plans, acquisitions, or other events will not result in accelerated or unexpected expenditures. To satisfy its capital requirements, the Company may seek to raise additional funds in the public or private capital markets. The Company's ability to raise additional funds in the public or private markets will be adversely affected if the results of its current or future clinical trials are not favorable. The Company may seek additional funding through corporate collaborations and other financing vehicles. There can be no assurance that any such funding will be available to the Company on favorable terms or at all. If adequate funds are not available, the Company may be required to curtail significantly one or more of its research or development programs, or it may be required to obtain funds through arrangements with future collaborative partners or others that may require the Company to relinquish rights to some or all of its technologies or products. If the Company is successful in obtaining additional financing, the terms of such financing may have the effect of diluting or adversely affecting the holdings or the rights of the holders of the Company's Common Stock.

         Uncertainties Related to Clinical Trial Results. The FDA and other regulatory authorities generally require that the safety and efficacy of a drug be supported by results from adequate and well-controlled Phase III clinical trials before approval for commercial sale. If the results of the Company's clinical trials do not demonstrate the safety and efficacy of its products in the treatment of patients suffering from the diseases for which such products are being tested, the Company will not be able to submit a New Drug Application (an "NDA") to the FDA. Clinical trials conducted on a fast-track, or expedited, basis may carry a higher risk that data will not be favorable or that the FDA will not accept the NDA for submission than do Phase III clinical trials developed from earlier clinical trials with large populations using similar protocols. Even if the Company believes the Phase III clinical trials demonstrate the safety and efficacy of a product in the treatment of disease, the FDA and other regulatory authorities may not accept the Company's assessment of the results. In either case, the Company may be required to conduct additional clinical trials in an effort to demonstrate the safety and efficacy of the product. Without acceptable results and regulatory approval, the Company would not be able to commercialize its products, which would have a material adverse effect on the Company. There can be no assurance that the results of any of the Company's clinical trials will be favorable or that its products will obtain regulatory approval for commercialization.

         The results of preclinical studies and initial clinical trials of the Company's products are not necessarily predictive of the results from large-scale clinical trials. The Company must demonstrate through preclinical studies and clinical trials that its products are safe and effective for use in each target indication before the Company can obtain regulatory approvals for the commercial sale of those products. These studies and trials may be very costly and time-consuming. The speed with which the Company is able to enroll patients in clinical trials is an important factor in determining how quickly clinical trials may be completed. Many factors affect patient enrollment, including the size of the patient population, the proximity of patients to clinical sites, and the eligibility criteria for the study. A number of the Company's clinical trial protocols are targeted at indications that have small patient populations, which may make it difficult for the Company to enroll enough patients to complete the trials. Delays in patient enrollment in the trials may result in increased costs, program delays, or both, which could have a material adverse effect on the Company. Even if the Company establishes the safety and efficacy of its products and obtains FDA and other regulatory approvals for its products, physicians may not prescribe the approved product.

         The administration of any product the Company develops may produce undesirable side effects in humans. The occurrence of side effects could interrupt or delay clinical trials of products and could result in the denial of approval of the Company's products for any or all targeted indications by the FDA or other regulatory authorities. The Company, the FDA or other regulatory authorities may suspend or terminate clinical trials at any time. Even if the Company receives FDA and other regulatory approvals, the Company's products may later exhibit adverse effects that limit or prevent their widespread use or that necessitate their withdrawal from the market. There can be no assurance that any of the Company's products will be safe for human use.

         Government Regulation; No Assurances of Regulatory Approval. The Company's research and development activities, preclinical studies and clinical trials, and ultimately the manufacturing, marketing and labeling of its products, are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries. The United States Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder and other federal and state statutes and regulations govern, among other things, the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of the Company's products. Preclinical study and clinical trial requirements and the regulatory approval process take years and require the expenditure of substantial resources. Additional government regulation may be established that could prevent or delay regulatory approval of the Company's products. Delays or rejections in obtaining regulatory approvals would adversely affect the Company's ability to commercialize any product the Company develops and the Company's ability to receive product revenues or royalties. If regulatory approval of a product is granted, the approval may include significant limitations on the indicated uses for which the product may be marketed.

         The FDA and other regulatory authorities require that the safety and efficacy of the Company's therapeutic products must be supported through adequate and well-controlled Phase III clinical trials. If the results of Phase III clinical trials do not establish the safety and efficacy of the Company's products to the satisfaction of the FDA and other regulatory authorities, the Company will not receive the approvals necessary to market its products, which would have a material adverse effect on the Company.

         The standard process required by the FDA before a pharmaceutical agent may be marketed in the United States includes: (i) preclinical tests; (ii) submission to the FDA of an IND which must become effective before human clinical trials may commence; (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug in its intended application; (iv) submission of an NDA to the FDA; and (v) FDA approval of the NDA prior to any commercial sale or shipment of the drug. In addition to obtaining FDA approval for each product, each drug manufacturing establishment must be inspected and approved by the FDA. All manufacturing establishments are subject to inspections by the FDA and by other federal, state and local agencies and must comply with current GMP requirements.

         Preclinical tests include laboratory evaluation of product chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of each product. Preclinical safety tests must be conducted by laboratories that comply with FDA regulations regarding Good Laboratory Practices. The results of the preclinical tests are submitted to the FDA as part of an IND and are reviewed by the FDA before the commencement of human clinical trials. Unless the FDA objects to an IND, the IND will become effective 30 days following its receipt by the FDA. There can be no assurance that submission of an IND will result in the FDA authorization to commence clinical trials or that the lack of an objection means that the FDA will ultimately approve an NDA.

         Clinical trials involve the administration of the investigational new drug to humans under the supervision of a qualified principal investigator. Clinical trials must be conducted in accordance with Good Clinical Practices under protocols that detail the objectives of the study, the parameters to be used to monitor safety, and efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Also, each clinical trial must be approved and conducted under the auspices of an Institutional Review Board ("IRB"). The IRB will consider, among other things, ethical factors, the safety of human subjects, and the possible liability of the institution conducting the clinical trials.

         Clinical trials are typically conducted in three sequential phases which may overlap. In Phase I, the initial introduction of the drug to humans, the drug is tested for safety (adverse effects), dosage tolerance, metabolism, distribution, excretion and pharmacodynamics (clinical pharmacology). Phase II involves studies of a limited patient population to gather evidence about the efficacy of the drug for specific targeted indications, dosage tolerance and optimal dosage, and to identify possible adverse effects and safety risks. When a product has shown evidence of efficacy and has an acceptable safety profile in a Phase II evaluation, Phase III clinical trials are undertaken to evaluate clinical efficacy and to test for safety in an expanded patient population at geographically dispersed clinical trial sites. There can be no assurance that any of the Company's clinical trials will be completed successfully or within any specified time period. The Company or the FDA may suspend clinical trials at any time.

         The Company has designed the protocols for its pivotal clinical trials based on its analysis of its research, including various parts of its Phase I and Phase II clinical trials. Although copies of its pivotal clinical trial protocols have been submitted to the FDA, there can be no assurance that the FDA, after the results of the pivotal clinical trials have been announced, will not disagree with the design of the pivotal clinical trial protocols. In addition, the FDA inspects and reviews clinical trial sites, informed consent forms, data from the clinical trial sites, including case report forms and record keeping procedures, and the performance of the protocols by clinical trial personnel to determine compliance with Good Clinical Practices. The FDA also looks to determine that there was no bias in the conduct of clinical trials. The conduct of clinical trials in general and the performance of the pivotal clinical trial protocols is complex and difficult. There can be no assurance that the design or the performance of the pivotal clinical trial protocols will be successful.

         The results of preclinical studies and clinical trials, if successful, are submitted in an NDA to seek FDA approval to market and commercialize the drug product for a specified use. The testing and approval process will require substantial time and effort, and there can be no assurance that any approval will be granted for any product or that approval will be granted according to any schedule. The FDA may deny an NDA if it believes that applicable regulatory criteria are not satisfied. The FDA may also require additional testing for safety and efficacy of the drug.

Moreover, if regulatory approval of a drug product is granted, the approval will be limited to specific indications. There can be no assurance that any of the Company's product candidates will receive regulatory approvals for commercialization.

         Even if regulatory approvals for the Company's products are obtained, the Company, its products, and the facilities manufacturing the Company's products are subject to continual review and periodic inspection. The FDA will require post-marketing reporting to monitor the safety of the Company's products. Each drug manufacturing establishment must be inspected and approved by the FDA. All manufacturing establishments are subject to biennial inspections by the FDA and must comply with the FDA's Good Manufacturing Practices ("GMP") requirements. To supply drug products for use in the United States, foreign manufacturing establishments must comply with the FDA's GMP requirements and are subject to periodic inspection by the FDA or by regulatory authorities in those countries under reciprocal agreements with the FDA. In complying with GMP requirements, manufacturers must expend funds, time and effort in the area of production and quality control to ensure full technical compliance. The Company does not have any drug manufacturing capability and must rely on outside firms for this capability. The FDA stringently applies regulatory standards for manufacturing. Identification of previously unknown problems with respect to a product, manufacturer or facility may result in restrictions on the product, manufacturer or facility, including warning letters, suspensions of regulatory approvals, operating restrictions, delays in obtaining new product approvals, withdrawal of the product from the market, product recalls, fines, injunctions and criminal prosecution.

         Before the Company's products can be marketed outside of the United States, they are subject to regulatory approval similar to FDA requirements in the United States, although the requirements governing the conduct of clinical trials, product licensing, pricing, and reimbursement vary widely from country to country. No action can be taken to market any drug product in a country until an appropriate application has been approved by the regulatory authorities in that country. FDA approval does not assure approval by other regulatory authorities. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In some countries, the sale price of a drug product must also be approved. The pricing review period often begins after market approval is granted. Even if a foreign regulatory authority approves any of the Company's products, no assurance can be given that it will approve satisfactory prices for the products.

         The Company's research and development involves the controlled use of hazardous materials, chemicals, viruses, and various radioactive compounds. Although the Company believes that its procedures for handling and disposing of those materials comply with state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If such an accident occurs, the Company could be held liable for resulting damages, which could be material to the Company's financial condition and business. The Company is also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens, and the handling of biohazardous materials. Additional federal, state and local laws and regulations affecting the Company may be adopted in the future. Any violation of, and the cost of compliance with, these laws and regulations could materially and adversely affect the Company.

         Uncertainty of Protection for Patents and Proprietary Technology. The Company's ability to commercialize any products will depend, in part, upon its or its licensors' ability to obtain patents, enforce those patents, preserve trade secrets, and operate without infringing upon the proprietary rights of third parties. The patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions. Some of the United States patents and patent applications owned by or licensed to the Company are method-of-use patents that cover the use of certain compounds to treat specified conditions, and composition-of-matter patents are not available for some of the Company's product candidates. The Company does not have any patents or patent applications for one of its products, AR102. There can be no assurance that the patent applications licensed to or owned by the Company will result in issued patents, that patent protection will be secured for any particular technology, that any patents that have been or may be issued to the Company or its licensors will be valid or enforceable, that any patents will provide meaningful protection to the Company, that others will not be able to design around the patents, or that the Company's patents will provide a competitive advantage or have commercial application.

         There can be no assurance that patents owned by or licensed to the Company will not be challenged by others. The Company could incur substantial costs in proceedings before the United States Patent and Trademark Office and other regulatory authorities, including interference proceedings. These proceedings could result in adverse decisions about the patentability of the Company's inventions and products as well as about the enforceability, validity or scope of protection afforded by the patents. The Company is currently involved in an interference proceeding before the United States Patent and Trademark Office regarding AR726.

         There can be no assurance that the manufacture, use or sale of the Company's product candidates will not infringe patent rights of others. The Company may be unable to avoid infringement of those patents and may be required to seek a license, defend an infringement action, or challenge the validity of the patents in court. There can be no assurance that a license will be available to the Company, if at all, upon terms and conditions acceptable to the Company or that the Company will prevail in any patent litigation. Patent litigation is costly and time consuming, and there can be no assurance that the Company will have sufficient resources to bring such litigation to a successful conclusion. If the Company does not obtain a license under such patents, is found liable for infringement, or is not able to have such patents declared invalid, the Company may be liable for significant money damages, may encounter significant delays in bringing products to market, or may be precluded from participating in the manufacture, use or sale of products or methods of treatment requiring such licenses. The Company does not believe that the commercialization of its products will infringe upon the patent rights of others. However, there can be no assurance that the Company has identified United States and foreign patents that pose a risk of infringement.

         The Company also relies upon trade secrets and other unpatented proprietary information in its product development activities. To the extent the Company relies on trade secrets and unpatented know-how to maintain its competitive technological position, there can be no assurance that others may not independently develop the same or similar technologies. The Company seeks to protect trade secrets and proprietary knowledge, in part through confidentiality agreements with its employees, consultants, advisors and collaborators. Nevertheless, these agreements may not effectively prevent disclosure of the Company's confidential information and may not provide the Company with an adequate remedy in the event of unauthorized disclosure of such information. If the Company's employees, scientific consultants or collaborators develop inventions or processes independently that may be applicable to the Company's products, disputes may arise about ownership of proprietary rights to those inventions and processes. Such inventions and processes will not necessarily become the Company's property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of the Company's proprietary rights. Failure to obtain or maintain patent and trade secret protection, for any reason, would have a material adverse effect on the Company.

         The Company engages in collaborations, sponsored research agreements, licensing and other arrangements with academic researchers and institutions that have received and may receive funding from United States government agencies. As a result of these arrangements, the United States government or certain third parties have rights in certain inventions developed during the course of the performance of such collaborations and agreements as required by law or such agreements.

         Several bills affecting patent rights have been introduced in the United States Congress. These bills address various aspects of patent law, including publication, patent term, re-examination, subject matter and enforceability. It is not certain whether any of these bills will be enacted into law or what form new laws may take. Accordingly, the effect of legislative change on the Company's intellectual property estate is uncertain.

         Manufacturing Uncertainties; Reliance on Third-Party Suppliers. The Company does not have the staff or facilities necessary to manufacture its products, but it does have the capability to develop formulations, analytical methods, process controls and manufacturing technology for its products. The Company uses contract manufacturers to produce larger quantities of its products for clinical testing. Production is done on a per-purchase-order basis, and the Company and its contract manufacturers have not entered into any written agreements. The Company does not expect to establish any significant manufacturing capacity in the near future. The Company does not operate and does not currently plan to operate manufacturing facilities for the production of its products in commercial quantities, and it intends to contract with third parties for the manufacture and supply of its products. There can be no assurance that the Company will be able to obtain supplies of its products from third-party suppliers on terms or in quantities acceptable to the Company. Also, the Company's dependence on third parties for the manufacture of its products may adversely affect the Company's product margins and its ability to develop and deliver products on a timely basis. Any such third-party suppliers or any manufacturing facility the Company establishes will be required to meet FDA GMP requirements. FDA inspection and approval of manufacturing facilities for a drug are a prerequisite to approval of an NDA for that drug. The Company may encounter significant delays in obtaining supplies from third-party manufacturers or experience interruptions in its supplies. If the Company is unable to obtain adequate supplies, its business would be materially adversely affected.

         The raw materials required for the majority of the Company's products are currently available in quantities sufficient to conduct the Company's research, development, preclinical safety and clinical development activities. Certain of the Company's products, such as Annamycin, are new syntheses and, therefore, are not yet available in commercial quantities. No assurance can be given that the raw materials necessary for the manufacture of the Company's products will be available in sufficient quantities or at a reasonable cost. Complications or delays in obtaining raw materials or in product manufacturing could delay the submission of products for regulatory approval and the initiation of new development programs, which could materially impair the Company's competitive position and potential profitability.

         Lack of Sales and Marketing Experience. The Company does not have any experience in sales, marketing or distribution. To market any of its products, the Company must develop a sales and marketing force with supporting distribution capability or enter into marketing and distribution arrangements with a company that has an established capability. Significant additional expenditures will be required for the Company to develop such capabilities. The Company has entered into an agreement with Genzyme with respect to marketing and selling ATRAGEN, and it plans to enter into marketing agreements with one or more other pharmaceutical companies to market other products that it may develop. To the extent the Company relies upon licensing, marketing or distribution arrangements with others, any revenues the Company receives will depend upon the efforts of third parties. There can be no assurance that any third party will market the Company's products successfully or that any third-party collaboration will be on terms favorable to the Company. If any marketing partner does not market a product successfully, the Company's business would be materially adversely affected. There can be no assurance that the Company will be able to establish sales, marketing and distribution capabilities or that it or its collaborators will be successful in gaining market acceptance for any products that the Company may develop. The Company's failure to establish marketing capabilities or to enter into marketing arrangements with third parties would have a material adverse effect on the Company.

         Risks Associated with Collaborative Arrangements. The Company's product development and commercialization strategy involves the Company entering into various arrangements with corporate, government and academic collaborators, licensors, licensees and others. As a consequence, the Company's success may depend on the success of these other parties in performing their responsibilities. There can be no assurance that the Company will be able to establish additional collaborative arrangements or license agreements that are necessary or desirable for the Company to develop and commercialize its products or that any such collaborative agreement or license agreement will be successful. Some of the Company's collaborative agreements and license agreements provide for milestone payments to the Company, and others require the Company to pay milestone payments to others. No assurance can be given that the Company will achieve the milestones that trigger payments to the Company, nor can assurance be given that payments by the Company will result in the development of marketable products. No assurance can be given that any current or future collaborative arrangement will be renewed at the end of its term or will be renewed on terms as favorable to the Company as its original terms.

         Competition and Technological Change. The Company believes that its products, because of their unique pharmacologic profiles and novel mechanisms of action, will become useful new treatments for cancers and life-threatening infectious diseases, either as alternatives to or in combination with other pharmaceuticals. The Company is engaged in pharmaceutical product development characterized by rapid technological progress. Many established biotechnology and pharmaceutical companies, universities and other research institutions with resources significantly greater than those of the Company may develop products that directly compete with the Company's products. Those entities may succeed in developing products, including liposomes and liposomal products, that are safer, more effective or less costly than the Company's products. Even if the Company's products should prove to be more effective than those developed by other companies, other companies may be more successful than the Company because of greater financial resources, greater experience in conducting preclinical and clinical trials and obtaining regulatory approval, stronger sales and marketing efforts, earlier receipt of approval for competing products and other factors. If the Company commences significant commercial sales of its products, it or its collaborators will compete in areas in which the Company has little or no experience such as manufacturing and marketing. There can be no assurance that the Company's products, if commercialized, will be accepted and prescribed by healthcare professionals.

         Some of the Company's competitors are active in the development of liposome and liposomal research and product development to treat cancer and certain fungal infections. Those competitors include SEQUUS Pharmaceuticals, Inc., NeXstar Pharmaceuticals, Inc., and The Liposome Company, Inc. Some of those companies' products have regulatory approval in the United States and other countries. Any marketing of these and other products that treat disease indications targeted by the Company could adversely affect the market acceptance of the Company's products as a result of the established market recognition and physician familiarity with the competing product. The presence of directly competitive products could also result in more intense price competition than might otherwise exist, which could have a material adverse effect on the Company's financial condition and results of operations. The Company believes that competition will be intense for all of its product candidates.

         No Assurance of Adequate Third-Party Reimbursement. The Company's ability to commercialize its products successfully will depend in part on the extent to which appropriate reimbursement levels for the cost of the products and related treatment are obtained from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). Third-party payors are increasingly challenging the prices charged for medical products and services. Accordingly, if less costly drugs are available, third-party payors may not authorize reimbursement for the Company's products even if they offer advantages in safety or efficacy. Also, the trend toward managed healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reducing demand for the Company's products. The cost containment measures that healthcare providers are instituting and any healthcare reform could affect the Company's ability to sell its products and may have a material adverse effect on the Company.

         There can be no assurance that reimbursement in the United States or foreign countries will be available for any of the Company's products, that any reimbursement granted will be maintained, or that limits on reimbursement available from third-party payors will not reduce the demand for, or negatively affect the price of, the Company's products. The unavailability or inadequacy of third-party reimbursement for the Company's products would have a material adverse effect on the Company. The Company is unable to forecast what additional legislation or regulation relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future, or what effect the legislation or regulation would have on the Company's business.

         Potential Product Liability; Availability of Insurance. The Company risks exposure to product liability claims if the use of its products is alleged to have an adverse effect on subjects or patients. This risk exists for products tested in human clinical trials as well as products that are sold commercially. There can be no assurance that product liability claims, if made, would not result in a recall of the Company's products or a change in the indications for which they may be used. The Company maintains product liability insurance coverage for claims arising from the use of its products in clinical trials. There can be no assurance that this coverage will be adequate to cover claims. Product liability insurance is becoming increasingly expensive, and no assurance can be given that the Company will be able to maintain such insurance, obtain additional insurance, or obtain insurance at a reasonable cost or in sufficient amounts to protect the Company against losses that could have a material adverse effect on the Company.

         Control by Existing Stockholders. As of April 30, 1998, the Company's directors and executive officers and their respective affiliates beneficially owned approximately 14.2% of the Company's outstanding Common Stock. Accordingly, such persons may be able to determine the composition of the board of directors and may be able to influence the outcome of other stockholder votes, including votes concerning the adoption or amendment of provisions in the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and the approval of mergers and other significant corporate transactions. The existence of these levels of ownership concentrated in a few persons makes it unlikely that any other holder of Common Stock will be able to affect the management or direction of the Company. These factors, along with the factors described in "-- Anti-Takeover Provisions," may also have the effect of delaying or preventing a change in the management or voting control of the Company.

         Dependence on Key Personnel. The success of the Company depends in large part on the Company's ability to attract and retain highly qualified scientific and management personnel. The Company faces competition for such personnel from other companies, research and academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining key personnel.

         Shares Eligible for Future Sale; Registration Rights. Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Common Stock. Of the 15,467,281 shares of Common Stock outstanding as of April 30, 1998, 14,041,150 shares are eligible for sale without restriction under the Securities Act of 1933, as amended (the "Securities Act") (except for shares held by affiliates of the Company whose shares may be sold subject to the volume limitations and certain other requirements of Rule 144 under the Securities Act), and 1,426,131 shares are restricted securities that may not be resold unless such resale is registered under the Securities Act or it is made under Rule 144 or another exemption from registration under the Securities Act. Any such sales may have an adverse effect on the price of the Company's Common Stock and could impair the Company's ability to raise capital through offerings of equity securities. See "Description of the Company's Securities -- Registration Rights."

         Immediate and Substantial Dilution; Contingent Stock Rights; Absence of Dividends. Purchasers of the Common Stock in the offering will experience an immediate and substantial dilution in net tangible book value per share. These investors will also experience additional dilution upon the exercise of outstanding options and warrants. In addition, pursuant to the terms of the mergers in which the Company acquired Triplex, the Company is obligated to issue shares of Common Stock to certain former securityholders of Triplex contingent upon the occurrence of certain events. These rights may result in the issuance of up to an aggregate of $5.0 million of Common Stock, valued for such purpose at the current market value of the Common Stock at the time the event requiring issuance of such shares occurs. See "Dilution" and "Description of the Company's Securities -- Contingent Stock Rights." The Company does not anticipate paying cash dividends in the foreseeable future.

         Limited Trading Volumes; Possible Stock Price Volatility. The historical trading volume of the Company's Common Stock has been limited. There can be no assurance that an active public market for the Common Stock will develop or be sustained. The trading price of the Common Stock and the price at which the Company may sell securities in the future could be subject to large fluctuations in response to announcements of research activities, technological innovations or new products by the Company or its competitors, changes in government regulations, developments concerning proprietary rights, quarterly variations in operating results, litigation, clinical trials of products, approval or denial of NDAs, general market conditions, the liquidity of the Company and its ability to raise additional funds and other events. The market price of the Common Stock, and the market prices for securities of emerging biotechnology companies generally, have experienced extreme fluctuations in recent years. These fluctuations have sometimes been unrelated to the operating performance of the affected companies. These market fluctuations as well as general fluctuations in the stock markets may also affect the price of the Common Stock.

         Anti-Takeover  Provisions.  The Company's  Certificate of Incorporation
(i) provides for staggered terms of office for directors; (ii) requires certain procedures to be followed and time periods to be met for any stockholder to propose matters to be considered at annual meetings of stockholders, including nominating directors for election at those meetings; (iii) prohibits stockholders from calling special meetings of stockholders; and (iv) authorizes the Board of

Directors of the Company to issue up to 5,000,000 shares of preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the Board of Directors may determine. These provisions, alone or in combination with each other and with the matters described in "-- Control by Existing Stockholders," may discourage transactions involving actual or potential changes of control of the Company, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of Common Stock. The Company also is subject to provisions of the Delaware General Corporation Law that may make some business combinations more difficult. See "Description of the Company's Securities -- Certain Provisions of the Company's Charter and Bylaws and Delaware Law."

         Forward-Looking Statements and Associated Risks. This Prospectus contains forward-looking statements. The words "anticipate," "believe," "expect," "estimate," "project" and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company's current views with respect to future events and financial performance and are subject to certain risks, uncertainties and assumptions, including the risk factors set forth above. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, expected, estimated or projected.

                     DESCRIPTION OF THE COMPANY'S SECURITIES

GENERAL

         The Company's Certificate of Incorporation provides for authorized capital stock of 35,000,000 shares, consisting of 30,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate of Incorporation, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

         Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of Common Stock are not entitled to cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all the directors. Subject to the terms of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Company's Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon liquidation or dissolution, holders of Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of Preferred Stock. Holders of Common Stock have no redemption, conversion or preemptive rights.

PREFERRED STOCK

         The Board of Directors has the authority to cause the Company to issue up to the authorized number of shares of Preferred Stock in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, redemption and conversion rights and liquidation preferences of such series, without further action by the stockholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of the Common Stock.
The Company has no present plan to issue any shares of Preferred Stock.

WARRANTS

         As of May 15, 1998, the Company had outstanding warrants issued in connection with financing transactions to purchase an aggregate of 60,623 shares of Common Stock. In addition, as of May 15, 1998, the Company had outstanding Warrants issued in connection with the September 1995 merger with Oncologix to purchase an aggregate of approximately 3,193,000 shares of Common Stock. The Warrants are not transferable except under certain limited circumstances. Each Warrant entitles the holder thereof to purchase a specified number of shares of Common Stock (as adjusted to give effect to a one-for-two reverse split of the Common Stock that was effected on July 1, 1996) and is subject to a Series A Exercise, Series B Exercise and a Series C Exercise. Subject to certain exceptions, holders of Warrants were required to complete the Series A Exercise, in whole but not in part, prior to December 28, 1995 (January 2, 1996 after allowance of a five day grace period) to retain any right to make subsequent exercises under the Warrant.

         Holders of Warrants who completed the Series A Exercise prior to the applicable deadline have the right to make the Series B Exercise at any time prior to June 11, 1998, in whole but not in part, at an effective exercise price of $8.00 per share. Holders of Warrants who complete the Series B Exercise prior to June 11, 1998 retain the right to make the Series C Exercise at any time prior to December 11, 1999, in whole but not in part, at an effective exercise price of $12.00 per share of Common Stock. Holders of Warrants who do not complete the Series B Exercise prior to June 11, 1998 forfeit any right to make the Series C Exercise under the Warrant. The Company has the right, at its option, to convert a Series B or Series C Exercise into a "cashless" exercise based on the value of a Series B or Series C Exercise (equal to the fair market value per share of the Common Stock less the exercise price per share) divided by the market price of the Common Stock at the time of exercise. Prior to the purchase of Common Stock upon the exercise of a Warrant, the holder of a Warrant will have none of the rights or privileges of a stockholder of the Company. The holders of Warrants outstanding as of May 15, 1998 have the right to purchase an aggregate of

1,349,000 shares of Common Stock upon the Series B Exercise, and an aggregate of 1,844,000 shares of Common Stock upon the Series C Exercise (assuming the full exercise of the Series B Exercise by the holders of outstanding Warrants).

CONTINGENT STOCK RIGHTS

         In connection with the Triplex merger, the Company issued contingent rights (the "Triplex Contingent Stock Rights") to the former holders of Triplex stock and options entitling them to receive additional shares of Common Stock upon the occurrence of certain events. The remaining rights under the Triplex Contingent Stock Rights entitle the former Triplex stock and option holders to receive shares of Common Stock with an aggregate fair market value at the time of issuance of $5.0 million (subject to certain adjustments) if the Company obtains data from clinical trials of ZintevirTM on or before September 11, 2000 that the Company's Board of Directors determines to be sufficient to file an NDA. In no event, however, shall more than 2,189,506 shares of Common Stock (subject to adjustments in the event of stock splits, stock dividends or reclassification of the Common Stock) be issued pursuant to the remaining rights under the Triplex Contingent Stock Rights.

CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS AND DELAWARE LAW

         Certain provisions of the Certificate of Incorporation and Bylaws are intended to enhance the likelihood of continuity and stability in the Board of Directors of the Company and in its policies, but might have the effect of delaying or preventing a change in control of the Company and may make more difficult the removal of incumbent management even if such transactions could be beneficial to the interests of stockholders. Set forth below is a summary description of such provisions:

         Authority to Issue Preferred Stock. The Company's Certificate of Incorporation authorizes the Board of Directors, without stockholder approval, to establish and to issue shares of one or more series of preferred stock, each such series having such voting rights, dividend rates, liquidation, redemption, conversion and other rights as may be fixed by the Board.

         Stockholder Actions and Meetings. The Company's Bylaws direct that special meetings of the stockholders may only be called by a majority of the members of the Board of Directors, the Chairman of the Board of Directors, the President of the Company or the holders of not less than 30 percent of the total voting power of all shares of the Company's capital stock entitled to vote in the election of directors. The Bylaws further provide that stockholders' nominations to the Board of Directors and other stockholder business proposed to be transacted at stockholder meetings must be timely received by the Company in a proper written form which meets the prescribed content requirements. The Certificate of Incorporation and Bylaws of the Company prohibit stockholders from taking any action by written consent.

         Classification of Directors. The Company's Certificate of Incorporation and Bylaws provide that the directors of the Company shall be divided into three classes as equal in number as possible serving three-year terms.

         Limitation of Director Liability. Section 102(b)(7) of the Delaware General Corporation Law ("Section 102(b)") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although Section 102(b) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Company's Certificate of Incorporation limits the liability of directors to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Section 102(b). Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

         Indemnification. To the maximum extent permitted by law, the Company's Certificate of Incorporation and Bylaws provide for mandatory indemnification of directors, and permit indemnification of officers, employees and agents of the Company against all expense, liability and loss to which they may become subject or which they may incur as a result of being or having been a director, officer, employee or agent of the Company. In addition, the Company must advance or reimburse directors, and may advance or reimburse officers, employees and agents for expenses incurred by them in connection with indemnifiable claims.

         Section 203 of the Delaware General Corporation Law ("Section 203") generally provides that a stockholder acquiring more than 15 percent of the outstanding voting stock of a corporation subject to the statute (an "Interested Stockholder") but less than 85 percent of such stock may not engage in certain "Business Combinations" with the corporation for a period of three years after the date on which the stockholder became an Interested Stockholder unless (i) prior to such date, the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder, or (ii) the Business Combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder. Under Section 203, these restrictions will not apply to certain Business Combinations proposed by an Interested Stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the corporation's board of directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

         Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder, including transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, such as mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation which increase the proportionate interest in the corporation directly or indirectly owned by the Interested Stockholder, or transactions in which the Interested Stockholder receives certain other benefits.

         The provisions of Section 203, together with the ability of the Company's Board of Directors to issue Preferred Stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in control of the Company. The provisions also could discourage, impede or prevent a merger, tender offer or proxy contest, even if such event would be favorable to the interests of stockholders. The Company's stockholders, by adopting an amendment to the Company's Certificate of Incorporation or Bylaws, may elect not to be governed by Section 203 effective 12 months after such adoption. Neither the Company's Certificate of Incorporation nor Bylaws currently exclude the Company from the restrictions imposed by Section 203.

TRANSFER AGENT

         The transfer agent and registrar for the Common Stock and Warrants is American Stock Transfer & Trust Company.

REGISTRATION RIGHTS

         The Company entered into registration rights agreements dated September 1, 1986 with Dr. Jim Klostergaard and Dr. Gabriel Lopez-Berestein. Pursuant to such Agreements, Drs. Klostergaard and Lopez-Berestein have unlimited "piggyback" registration rights with respect to the shares of Common Stock owned by them. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to restrict the number of shares offered in a registration.

         Pursuant to a registration rights agreement dated August 2, 1989, holders of approximately 1,823,783 shares of Common Stock and of warrants to purchase 60,623 shares of Common Stock have the right to demand up to three registrations of the Registrable Securities (as defined) under the Securities Act and unlimited piggyback registration rights. These demand registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares offered in such registration and to require a lock-up of shares not included in such registration and the right of the Company to refuse a registration under certain conditions, such as the six-month period immediately following effectiveness of a registration statement and the ninety-day period preceding an expected filing of a registration statement. If the Company proposes an offering of Registrable Securities, either for its own account or for other stockholders exercising such registration rights, the other holders of these rights are entitled to notice of the contemplated registration and an opportunity to include their securities in such registration. The Company must use its best efforts to effect such registration, with certain limitations.
Furthermore, the Company is required to pay the associated registration expenses, excluding the underwriting discounts and sales commissions, for the holders exercising such registration rights.

         In   addition,   Genzyme   Corporation   ("Genzyme")   has  one  demand
registration right, which requires the Company to register all shares of Common Stock Genzyme currently holds or may acquire in the future.

         In connection with the Triplex merger, the Company granted the former stockholders of Triplex unlimited piggyback registration rights which provide that, if the Company proposes an offering of Common Stock, either for its own account or for other stockholders exercising registration rights, the holders of the rights are entitled to notice of the contemplated registration and an opportunity to include their Common Stock in such registration, subject to certain limitations.

                              PLAN OF DISTRIBUTION

         The Shares offered hereby are issuable upon the exercise of the Warrants and the payment of the exercise price for the Series B Exercise and the Series C Exercise, respectively. The exercise price of the Series B Exercise and the Series C Exercise and the number of Shares issuable upon the exercise of each Warrant are subject to adjustment, as provided in the Warrants, upon certain events.

         In accordance with the provisions of the Warrants, upon the delivery of a written notice in the form of the subscription notice set forth in the Warrants (and, upon exercise of the Series C Exercise, the surrender of the Warrant), duly executed, along with payment in full of the exercise price for the Series B Exercise or Series C Exercise, as the case may be, to the warrant agent or its successor at its principal office in New York City, Aronex
Pharmaceuticals will issue the applicable number of shares of Common Stock, registered in such name or names as may be directed by him, to the registered holder of such Warrant or Warrants.

                                 USE OF PROCEEDS

         The Company intends to use the proceeds from the sale of the shares upon exercise of the Warrants to fund its research and development activities and for general corporate purposes, depending on the Company's needs as determined from time to time by the Company's Board of Directors.

                                    DILUTION

         The net tangible book value of the Common Stock of the Company as of March 31, 1998 was approximately $22.6 million, or approximately $1.46 per share. Net tangible book value per share of Common Stock represents the total tangible assets of the Company reduced by its total liabilities and divided by the number of shares of Common Stock outstanding. If the holders of all Warrants outstanding as of March 31, 1998 had exercised the Series B Exercise and Series C Exercise as of such date at the Series B Exercise price of $8.00 per share and the Series C Exercise price of $12.00 per share, the adjusted pro forma net tangible book value of the Common Stock of the Company as of March 31, 1998 would have been approximately $55.5 million or approximately $2.97 per share. The increase in net tangible book value of $1.51 per share would be due solely to the purchase of the Shares. Holders of Warrants would have immediately incurred a dilution of $5.03 per share and $9.03 per share upon the exercise of the Series B Exercise and the Series C Exercise, respectively. "Dilution" is determined by subtracting pro forma net tangible book value per share after the exercise of the Series B Exercise and the Series C Exercise of all Warrants from the exercise price of the Series B Exercise and Series C Exercise, respectively.

                                  LEGAL MATTERS

         Andrews & Kurth L.L.P. has passed upon certain matters as counsel for the Company.

                                     EXPERTS

         The financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

================================================================================


No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer is not qualified to do so or to any person to whom it is unlawful to make such solicitation.




              ---------------------------




                  TABLE OF CONTENTS

                                                Page
                                                ----

Available Information........................     2
Documents Incorporated by Reference..........     2
The Company..................................     4
Risk Factors.................................     5
Description of the Company's Securities......    14
Plan of Distribution.........................    17
Use of Proceeds..............................    17
Dilution.....................................    17
Legal Matters................................    18
Experts......................................    18




[ARONEX PHARMACEUTICALS, INC.]


     3,193,000 Shares of
        Common Stock
Issuable Upon Exercise of Warrants



------------------------------

          PROSPECTUS

------------------------------





    Dated May 20, 1998



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

         Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates and consist exclusively of expenses incurred in connection with this amendment on Form S-3:


Securities and Exchange Commission
 registration fee.................................................. $   --   (1)
Printing and engraving expenses....................................     4,000
Legal fees and expenses............................................     5,000
Accounting fees and expenses.......................................     5,000
Blue Sky fees and expenses.........................................       --
Miscellaneous expenses.............................................     1,000
                                                                    ---------
         Total..................................................... $  15,000
                                                                    =========


---------------------------
(1)      Previously  paid  in  connection  with  the  filing  of  the  Company's
         Registration Statement on Form S-4 to which this post-effective amendment relates.

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law ("DGCL"), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

         Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. The Company maintains policies insuring its and its subsidiaries' officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

         Article VIII of the Amended and Restated Certificate of Incorporation of the Company and Article VII of the Bylaws of the Company provide for indemnification of the directors of the Company to the full extent permitted by law, as now in effect or later amended. Article VII of the Bylaws also permits the indemnification to the same extent of officers, employees or agents of the Company if, and to the extent, authorized by the Board of Directors. In addition, the Bylaws provide for indemnification against expenses incurred by a director to be paid by the Company at reasonable intervals in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Company. The Bylaws further provide for a contractual cause of action on the part of directors of the Company for indemnification claims that have not been paid by the Company.

         The Company also has provided liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Company.

         Article VII of the Company's Amended and Restated Certificate of Incorporation, as amended, limits under certain circumstances the liability of the Company's directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL) or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 16.   EXHIBITS


          4.1     Form of Common Stock Certificate (incorporated by reference to
                  Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for
                  the quarterly period ended June 30, 1996).
         *4.2     Form of Warrant Certificate
         *5.1     Opinion of Porter & Hedges
         *8.1     Opinion of Porter & Hedges
         23.1     Consent of Arthur Andersen LLP
        *23.2     Consent of Porter & Hedges
         25.1     Powers of Attorney, included in Part II of this Post-Effective
                  Amendment No. 2 to the Registration Statement

---------------------------
* Previously filed

ITEM 17.   UNDERTAKINGS

                  (1)      The undersigned registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include  any  prospectus  required  by Section
                  10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
                  Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss. 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred by paid by a director officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas on the 18th day of May, 1998.

                                         ARONEX PHARMACEUTICALS, INC.


                                         By: /s/  Geoffrey F. Cox
                                            ------------------------------------
                                               Geoffrey F. Cox
                                               Chairman of the Board and
                                                 Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Aronex Pharmaceuticals, Inc. (the "Company") hereby constitutes and appoints Geoffrey F. Cox and Terance A. Murnane, or either of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                 Signature                                       Title                                Date
                 ---------                                       -----                                ----

/s/ Geoffrey F. Cox
------------------------------------                   Chairman of the Board and                  May 18, 1998
Geoffrey F. Cox                                         Chief Executive Officer
                                                      (Principal Executive Officer)
/s/ Terance A. Murnane
------------------------------------                           Controller                         May 18, 1998
Terance A. Murnane                            (Principal Financial and Accounting Officer)
                                                                Director                          May 18, 1998

 /s/ Gabriel Lopez-Berestein                                    Director                          May 18, 1998
------------------------------------
Gabriel Lopez-Berestein

/s/ Ronald J. Brenner, Ph.D.                                    Director                          May 18, 1998
------------------------------------
Ronald J. Brenner, Ph.D.

/s/ James R. Butler                                             Director                          May 18, 1998
------------------------------------
James R. Butler

/s/ Martin P. Sutter                                            Director                          May 18, 1998
------------------------------------
Martin P. Sutter

/s/ Gregory F. Zaic                                             Director                          May 18, 1998
------------------------------------
Gregory F. Zaic


                                INDEX TO EXHIBITS




Number                               Description
------                               -----------


  4.1     Form of Common Stock Certificate (incorporated by reference to Exhibit
          4.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996)
 *4.2     Form of Warrant Certificate
 *5.1     Opinion of Porter & Hedges
 *8.1     Opinion of Porter & Hedges
 23.1     Consent of Arthur Andersen LLP
*23.2     Consent of Porter & Hedges
 25.1 Powers of Attorney, included in Part II of this Post-Effective Amendment No. 1 to the Registration Statement

---------------------------
*Previously filed.